                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                                 July 23, 2003

                                XEROX CORPORATION
             (Exact name of registrant as specified in its charter)

   New York                        1-4471                       16-0468020
(State or other           (Commission File Number)             (IRS Employer
jurisdiction of                                             Identification No.)
incorporation)

                               800 Long Ridge Road
                                 P. O. Box 1600
                        Stamford, Connecticut 06904-1600
               (Address of principal executive offices)(Zip Code)

               Registrant's telephone number, including area code:
                                 (203) 968-3000

                                 Not Applicable
          (Former name or former address, if changed since last report)

     The information below supplements and updates Item 1 of Registrant's
Quarterly Report on Form 10-Q for the period ended March 31, 2003.

References to "we," "our" or us refer to Xerox Corporation and its subsidiaries.

This Current Report on Form 8-K is being filed principally for the purpose of including a supplemental presentation of the condensed consolidating financial statements of our subsidiary guarantors included in Note 10 to our condensed consolidated financial statements as of and for the three months ended March 31,
2003 and 2002 in order to reflect a change in the composition of the subsidiaries which are guaranteeing our 2009 Senior Notes and our 2010 and 2013
Senior Notes that were issued in connection with the June 2003 recapitalization transactions.

Item 5. Other Events.

The information presented below supplements and updates Item 1 (Financial
Information) of Registrant's Quarterly Report on Form 10-Q for the Quarterly
Period Ended March 31, 2003 for the change described above.

                                       2

PART I—FINANCIAL INFORMATION

Item 1

Xerox Corporation

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(In millions, except per-share data)	2003	2002
Revenues
Sales	$1,589	$1,583
Service, outsourcing and rentals	1,917	2,011
Finance income	251	264

Total Revenues	3,757	3,858

Costs and Expenses
Cost of sales	1,001	1,022
Cost of service, outsourcing and rentals	1,089	1,162
Equipment financing interest	92	92
Research and development expenses	236	230
Selling, administrative and general expenses	1,020	1,169
Restructuring and asset impairment charges	8	146
Provision for litigation	300	—
Other expenses, net	121	98

Total Costs and Expenses	3,867	3,919

Loss before Income Tax Benefits, Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle	(110)	(61)
Income tax benefits	(53)	(23)

Loss before Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle	(57)	(38)
Equity in net income of unconsolidated affiliates	14	11
Minorities’ interests in earnings of subsidiaries	(22)	(24)

Loss before Cumulative Effect of Change in Accounting Principle	(65)	(51)
Cumulative effect of change in accounting principle	—	(63)

Net Loss	(65)	(114)
Less: Preferred stock dividends, net	(10)	—

Net Loss Available to Common Shareholders	$(75)	$(114)

Basic and Diluted Loss per Share:
Loss before Cumulative Effect of Change in Accounting Principle	$(0.10)	$(0.07)
Cumulative Effect of Change in Accounting Principle	—	(0.09)

Net Loss Per Share	$(0.10)	$(0.16)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except share data in thousands)	March 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$3,035	$2,887
Accounts receivable, net	2,167	2,072
Billed portion of finance receivables, net	501	564
Finance receivables, net	2,930	3,088
Inventories	1,225	1,231
Other current assets	1,222	1,186

Total Current Assets	11,080	11,028

Finance receivables due after one year, net	5,370	5,353
Equipment on operating leases, net	407	450
Land, buildings and equipment, net	1,748	1,757
Investments in affiliates, at equity	551	628
Intangible assets, net	351	360
Goodwill	1,542	1,564
Deferred tax assets, long-term	1,624	1,592
Other long-term assets	2,672	2,726

Total Assets	$25,345	$25,458

Liabilities and Equity
Short-term debt and current portion of long-term debt	$5,122	$4,377
Accounts payable	704	839
Accrued compensation and benefits costs	416	481
Unearned income	246	257
Other current liabilities	1,497	1,833

Total Current Liabilities	7,985	7,787

Long-term debt	9,193	9,794
Pension liabilities	1,701	1,307
Postretirement medical benefits	1,258	1,251
Other long-term liabilities	1,162	1,144

Total Liabilities	21,299	21,283

Minorities’ interests in equity of subsidiaries	73	73
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	1,708	1,701
Preferred stock	536	550
Deferred ESOP benefits	(42)	(42)
Common stock, including additional paid-in capital	2,757	2,739
Retained earnings	950	1,025
Accumulated other comprehensive loss	(1,936)	(1,871)

Total Liabilities and Equity	$25,345	$25,458

Shares of common stock issued and outstanding	741,575	738,273

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(In millions)	2003	2002
Cash Flows from Operating Activities
Net Loss	$(65)	$(114)
Adjustments required to reconcile net loss to cash flows from operating activities:
Provision for litigation	300	—
Depreciation and amortization	199	319
Impairment of goodwill	—	63
Provisions for receivables and inventory	75	149
Restructuring and asset impairment charges	8	146
Cash payments for restructurings	(180)	(122)
Loss (gains) on sales of businesses and assets, net	2	(19)
Undistributed equity in income of affiliated companies	(13)	(11)
Decrease in inventories	—	57
Increase in on-lease equipment	(36)	(36)
Decrease in finance receivables	183	116
Increase in accounts receivable and billed portion of finance receivables	(25)	(1)
(Decrease) increase in accounts payable and accrued compensation and benefits costs	(133)	68
Net change in income tax assets and liabilities	(78)	(398)
Decrease in other current and long-term liabilities	(61)	(91)
All other operating changes, net	(17)	17

Net cash provided by operating activities	159	143

Cash Flows from Investing Activities
Cost of additions to land, buildings and equipment	(35)	(26)
Proceeds from sales of land, buildings and equipment	1	3
Cost of additions to internal use software	(10)	(11)
Proceeds from divestitures	3	45
Funds placed in escrow and other restricted investments	(53)	(78)

Net cash used in investing activities	(94)	(67)

Cash Flows from Financing Activities
Cash proceeds from secured financings	813	511
Debt payments on secured financings	(459)	(398)
Other cash changes in debt, net	(258)	589
Dividends on preferred stock	(11)	—
Proceeds from the sales of common stock	3	2

Net cash provided by financing activities	88	704

Effect of exchange rate changes on cash and cash equivalents	(5)	(23)

Increase in cash and cash equivalents	148	757
Cash and cash equivalents at beginning of period	2,887	3,990

Cash and cash equivalents at end of period	$3,035	$4,747

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Xerox Corporation

Notes to Condensed Consolidated Financial Statements

($ in millions except per share data and where otherwise noted)

1.	Basis of Presentation:

References herein to “we” or “our” or “us” refer to Xerox Corporation and consolidated subsidiaries unless the context specifically requires otherwise.

We have prepared the accompanying unaudited condensed consolidated interim financial statements in accordance with the accounting policies described in our 2002 Annual Report to Shareholders which is incorporated by reference in our 2002 Annual Report on Form 10-K (“2002 Form 10-K”) and the interim reporting requirements of Form 10-Q. Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted. You should read these condensed consolidated financial statements in conjunction with the consolidated financial statements included in the 2002 Form 10-K.

In our opinion, all adjustments (including normal recurring adjustments) which are necessary for a fair statement of financial position, operating results and cash flows for the interim periods presented have been made. Interim results of operations are not necessarily indicative of the results of the full year.

For convenience and ease of reference, we refer to the financial statement caption “Loss before Income Tax Benefits, Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle” as “pre-tax loss.”

Certain reclassifications have been made to prior year information to conform to the current year presentation.

In December 2002, and as discussed more fully in our 2002 Form 10-K, we finalized our transitional goodwill impairment testing as a result of adopting Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142) and recorded an impairment charge of $63 that was recorded as a cumulative effect of change in accounting principle in accordance with the provisions of SFAS No. 142 as of January 1, 2002.

Liquidity: We manage our worldwide liquidity using internal cash management practices, which are subject to (1) the statutes, regulations and practices of each of the local jurisdictions in which we operate, (2) the legal requirements of the agreements to which we are parties and (3) the policies and cooperation of the financial institutions we utilize to maintain such cash management practices. As described in our 2002 Form 10-K, prior years’ operating and liquidity issues led to a series of credit rating downgrades, eventually to below investment grade. Consequently, our access to capital and derivative markets has been restricted. An additional effect was a requirement to maintain minimum cash balances in escrow on certain borrowings and letters of credit. We also had been restricted from accessing the capital markets given the previously disclosed SEC investigation. While we believe the conclusion of the SEC investigation in 2002 enables our access to public capital markets, we expect our ability to access unsecured credit sources to remain restricted as long as our credit ratings remain below investment grade. We also expect our incremental cost of borrowing will remain at a higher level as a result of such credit ratings.

In 2002, we entered into an Amended and Restated Credit Agreement (the “New Credit Facility”). At March 31, 2003, the New Credit Facility consisted of two tranches of term loans totaling $1.8 billion and a $1.5 billion revolving credit facility that includes a $200 letter of credit subfacility. At March 31, 2003, we had no additional borrowing capacity under the New Credit Facility since the entire revolving facility was outstanding, including $35 for letters of credit under the subfacility.

We could be required to repay portions of the loans earlier than their scheduled maturities with specified percentages of any proceeds we receive from capital market debt issuances, equity issuances or asset sales during the term of the New Credit Facility, except that the revolving loan commitment cannot be reduced below $1 billion after repayment of the tranche loans, as a result of such prepayments. Additionally, all loans under the New Credit Facility become due and payable upon the occurrence of a change in control.

The New Credit Facility contains affirmative and negative covenants, which are described in Note 1 to our Consolidated Financial Statements included in our 2002 Annual Report. The financial covenants include those related to a) annual capital expenditure limits, b) minimum consolidated EBITDA, as defined, c) maximum leverage ratio and d) minimum consolidated net worth. The facility also includes limitations on: (i) issuance of debt and preferred stock; (ii) creation of liens; (iii) certain fundamental changes to corporate structure and nature of business, including mergers; (iv) investments and acquisitions; (v) asset transfers; (vi) hedging transactions other than those in the ordinary course of business and certain types of synthetic equity or debt derivatives, and (vii) certain types of restricted payments relating to our, or our subsidiaries’, equity interests, including payment of cash dividends on our common stock; (viii) certain types of early retirement of debt, and (ix) certain transactions with affiliates, including intercompany loans and asset transfers. In addition to other defaults customary for facilities of this type, defaults on our other debt, or bankruptcy, or certain of our subsidiaries, would constitute defaults under the New Credit Facility. At March 31, 2003, we were in compliance with all aspects of the New Credit Facility and expect to be in compliance for at least the next twelve months. Failure to be in compliance with any material provision or covenant of the New Credit Facility could have a material adverse effect on our liquidity and operations.

With $3.0 billion of cash and cash equivalents on hand at March 31, 2003, we believe our liquidity (including operating and other cash flows we expect to generate) will be sufficient to meet operating cash flow requirements as they occur and to satisfy all scheduled debt maturities for at least the next twelve months. Our ability to maintain sufficient liquidity going forward is highly dependent on achieving expected operating results, including capturing the benefits from prior restructuring activities, and completing announced finance receivables securitizations. There is no assurance that these initiatives will be successful. Failure to successfully complete these initiatives could have a material adverse effect on our liquidity and our operations, and could require us to consider further measures, including deferring planned capital expenditures, further reductions in workforce, reducing discretionary spending, selling additional assets and, if necessary, restructuring existing debt.

We also expect that our ability to fully access commercial paper and other unsecured public debt markets will depend upon improvements in our credit ratings, which in turn depend on our ability to demonstrate sustained profitability growth and operating cash generation and continued progress on our vendor financing initiatives. Until full access to the unsecured public debt markets is restored, we expect some bank credit lines to continue to be unavailable. We have filed with the Securities and Exchange Commission a Form S-3 “universal” shelf registration statement covering a variety of securities. When the registration statement is declared effective, we may opportunistically access the public capital markets when we deem market conditions to be appropriate.

2.	Accounting Changes and New Accounting Standards:

Asset Retirement Obligations: In 2001, the FASB issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. We adopted SFAS No. 143 on January 1, 2003 and its adoption did not have any effect on our financial position or results of operations.

Variable Interest Entities: In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB 51” (“FIN 46”). The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“VIEs”) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. We do not expect the adoption of this standard to have any impact on our results of operations, financial position or liquidity.

Guarantees: In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). This interpretation expands the disclosure requirements of guarantee obligations and requires the guarantor to recognize a liability for the fair value of the obligation assumed under a guarantee. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying instrument that is related to an asset, liability, or equity security of the guaranteed party. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under SFAS No. 133, “Accounting for Derivatives and Hedging” (“SFAS No. 133”), a parent’s guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance. The disclosure requirements of FIN 45 were effective as of December 31, 2002. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. Significant guarantees that we have entered are disclosed in Note 8. We do not expect the requirements of FIN 45 to have a material impact on our results of operations, financial position or liquidity.

Stock-Based Compensation: In 2002, FASB issued Statement No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123” (“SFAS No. 148”) which provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, this statement amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. We adopted SFAS No. 148 in the fourth quarter of 2002. Since we have not changed to a fair value method of stock-based compensation, the applicable portion of this statement only affects our disclosures.

We do not recognize compensation expense relating to employee stock options because we only grant options with an exercise price equal to the fair value of the stock on the effective date of grant. If we had elected to recognize compensation expense using a fair value approach, and therefore determined the compensation based on the value as determined by the modified Black-Scholes option pricing model, the pro forma net loss and loss per share would have been as follows:

	Three months ended March 31,
	2003	2002
Net loss available to common shareholders—as reported	$(75)	$(114)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(14)	(18)

Net loss available to common shareholders—pro forma	$(89)	$(132)

Basic and Diluted EPS—as reported	$(0.10)	$(0.16)
Basic and Diluted EPS—pro forma	(0.12)	(0.18)

Costs Associated with Exit or Disposal Activities: In 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred, rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, plant closing, or other exit or disposal activity. SFAS No. 146 is required to be applied prospectively to exit or disposal activities initiated after December 31, 2002, with earlier application encouraged. We adopted SFAS No. 146 in the fourth quarter of 2002. Refer to Note 3 for further discussion.

3.	Restructuring Programs:

Since early 2000, we have engaged in a series of restructuring programs related to downsizing our employee base, exiting certain businesses, outsourcing certain internal functions and engaging in other actions designed to reduce our cost structure. We accomplished these objectives through the undertaking of restructuring initiatives. As of December 31, 2002, all previous restructuring programs had been substantially completed, except for the Turnaround Program and the Fourth Quarter 2002 Restructuring Program which continued through March 31, 2003. We have completed all our major initiatives and do not expect material provisions in the future, aside from those discussed below. However, as management continues to evaluate the business, there may be supplemental provisions for new plan initiatives as well as changes in estimates to amounts previously recorded, as payments are made or actions are completed. Detailed information related to the Fourth Quarter 2002 Restructuring Program and the Turnaround Program are outlined below.

Fourth Quarter 2002 Restructuring Program. On October 1, 2002, we adopted the provisions of SFAS No. 146. During the fourth quarter of 2002, we announced a worldwide restructuring program and subsequently recorded a provision of $402. The provision consisted of $312 for severance and related costs, $45 of costs associated with lease terminations and future rental obligations, net of estimated future sublease rents and $45 for asset impairments. The severance and related costs were related to the elimination of approximately 4,700 positions worldwide. As of March 31, 2003, substantially all the 4,700 affected employees had been separated under the program. The lease termination and asset impairment provisions related primarily to the exiting and consolidation of office facilities, distribution centers and warehouses worldwide. During the first quarter of 2003, we provided an additional $9 (including $13 for pension settlement charges), net of reversals of $10 related to changes in estimates for severance costs. The Fourth Quarter Restructuring Program reserve balance at March 31, 2003 of $145 is expected to be substantially utilized during the remainder of 2003.

The following table summarizes the restructuring activity for the Fourth Quarter 2002 Restructuring Program for the three months ended March 31, 2003:

	Severance and Related Costs	Lease Cancellation and Other Costs	Total
Balance at December 31, 2002	$241	$45	$286
Provisions, including accretion	17	2	19
Reversals	(10)	—	(10)
Charges (1)	(146)	(4)	(150)

Balance at March 31, 2003	$102	$43	$145

(1)	Includes the impact of currency translation adjustments of $(4).

The following tables summarize the total amount of costs expected to be incurred in connection with the Fourth Quarter 2002 restructuring program and the cumulative amount incurred as of March 31, 2003:

Segment Reporting:

	Cumulative Amount Incurred as of December 31, 2002	Amount Incurred for the Three Months ended March 31, 2003	Cumulative Amount Incurred as of March 31, 2003	Total Expected to be Incurred *
Production	$146	$3	$149	$195
Office	102	3	105	137
DMO	54	—	54	55
Other	100	3	103	134

Net Provision	$402	$9	$411	$521

*	The total amount of $521 represents the cumulative amount incurred through March 31, 2003 plus anticipated 2003 restructuring charges of $110 ($77 of which are expected to relate to pension settlements). The actual pension settlements could change based on the level of participants who elect to receive the lump-sum distributions and the pension asset values as of such date. The balance of the planned 2003 restructuring provisions relates to additional severance and cost reductions, principally related to our Xerox Engineering Systems business.

Major Cost Reporting:

	Cumulative Amount Incurred as of December 31, 2002	Amount Incurred for the Three Months ended March 31, 2003	Cumulative Amount Incurred as of March 31, 2003	Total Expected to be Incurred *
Severance and Related Costs	$312	$7	$319	$423
Lease Cancellation and Other Costs	45	2	47	53
Asset Impairments	45	—	45	45

Net Provision	$402	$9	$411	$521

Turnaround Program. The Turnaround Program began in October 2000 to reduce costs, improve operations, transition customer equipment financing to third-party vendors and sell certain assets. As of December 31, 2002, we had $131 of restructuring reserves remaining primarily related to employee severance as a result of our downsizing efforts. The Turnaround Program reserve balance at March 31, 2003 was $78. The remaining severance is expected to be utilized in 2003.

The following table summarizes the restructuring activity for the Turnaround Program for the quarter ended March 31, 2003:

	Severance and Related Costs	Lease Cancellation and Other Costs	Total
Balance at December 31, 2002	$104	$27	$131
Provisions	1	—	1
Reversal	(2)	—	(2)
Charges (1)	(51)	(1)	(52)

Balance at March 31, 2003	$52	$26	$78

(1)	Includes the impact of currency translation adjustments of $(2).

The SOHO Disengagement Plan is substantially completed. As of March 31, 2003, we had $6 of reserves remaining under the SOHO Disengagement Plan, which were primarily for lease cancellation and other costs.

Reconciliation of Restructuring Charges to Statements of Cash Flows

The following is a reconciliation of charges to the restructuring reserves for all restructuring actions to the amounts reported in the Consolidated Statement of Cash Flows as Cash payments for restructurings:

March 31, 2003
Charges to reserve, all programs	$(202)
Non-cash items:
Pension settlements	13
Effects of foreign currency and other non-cash	9

Cash payments for restructurings	$(180)

4.	Common Shareholders’ Equity:

Common shareholders’ equity consisted of:

	March 31, 2003	December 31, 2002
Common stock	$742	$738
Additional paid-in-capital	2,015	2,001
Retained earnings	950	1,025
Accumulated other comprehensive loss (1)	(1,936)	(1,871)

Total	$1,771	$1,893

(1)	Accumulated other comprehensive loss at March 31, 2003 was comprised of cumulative translation adjustments of $(1,505) and a minimum pension liability of $(431).

Comprehensive loss consists of:

	March 31, 2003	March 31, 2002
Net Loss	$(65)	$(114)
Translation adjustments	19	(49)
Unrealized losses on marketable securities	—	(3)
Adjustment for minimum pension liability (1)	(85)	(25)
Cash flow hedge adjustments	1	4

Comprehensive loss	$(130)	$(187)

(1)	The change of $85 in the minimum pension liability since December 31, 2002 relates to our portion of a minimum pension liability charge recorded by Fuji Xerox during the period.

5.	Interest Expense and Income:

Interest expense and interest income consisted of:

	Three Months Ended March 31,
	2003	2002
Interest expense (1)	$202	$181
Interest income (2)	261	285

(1)	Includes Equipment financing interest, as well as non-financing interest expense that is included in Other expenses, net in the Condensed Consolidated Statements of Operations.
(2)	Includes Finance income, as well as other interest income that is included in Other expenses, net in the Condensed Consolidated Statements of Operations.

Equipment financing interest is determined based on a combination of actual interest expense incurred on financing debt, as well as our estimated cost of funds, applied against the estimated level of debt required to support our financed receivables. The estimate is based on an assumed ratio of debt as compared to our finance receivables. This ratio ranges from 80-90% of our average finance receivables. This methodology has been consistently applied for all periods presented.

6.	Segment Reporting:

Our reportable segments are as follows: Production, Office, Developing Markets Operations (DMO) and Other. Effective January 1, 2003, Small Office/Home Office (SOHO), a business that we exited in 2001, is now reported in Other as it no longer meets the quantitative thresholds for separate reporting related to assets, revenues and profitability and its results are no longer regularly reviewed by our chief operating decision maker. In 2003, we reclassified our mid-range color products (11-40 pages per minute) from the Production segment to the Office segment to align our segment reporting with the marketplace and how we manage our business. As a result, 2002 revenue of $1,093 was reclassified from the Production segment to the Office segment. The quarterly impact was as follows: $237, $259, $259, $338 for the first, second, third, and fourth quarters of 2002, respectively. Operating profit was reclassified for this change as well as for certain changes in corporate and other expense allocations. The following table illustrates the impact of the aforementioned changes on operating profit for 2002:

	Three Months Ended
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Total
Production	$(31)	$(29)	$(46)	$(69)	$(175)
Office	15	14	37	57	123
DMO	7	7	7	8	29
Other	9	8	2	4	23

Total	—	—	—	—	—

The Production segment includes black and white products over 91 pages per minute and color products over 41 pages per minute. Products include the DocuTech, DocuPrint, and DocuColor families as well as older technology light-lens products. These products are sold, predominantly through direct sales channels in North America and Europe, to Fortune 1000, graphic arts, government, education and other public sector customers.

The Office segment includes black and white products up to 90 pages per minute and color multi-function devices up to 40 pages per minute. Products include our family of Document Centre digital multifunction products, color laser, solid ink and monochrome laser desktop printers, digital and light-lens copiers, and facsimile products. These product are sold, through direct and indirect sales channels in North America and Europe, to global, national and mid-size commercial customers as well as government, education and other public sector customers.

The DMO segment includes our operations in Latin America, the Middle East, India, Eurasia, Russia and Africa. This segment includes sales of products that are typical to the aforementioned segments, however management serves and evaluates these markets on an aggregate geographic, rather than product, basis.

The segment classified as Other, includes several units, none of which met the thresholds for separate segment reporting. This group primarily includes Xerox Supplies Group (“XSG”) (predominantly paper), SOHO, Xerox Engineering Systems (“XES”), Xerox Technology Enterprises (“XTE”) and consulting services, royalty and license revenues. Other segment profit (loss) includes the operating results from paper sales and these entities, other less significant businesses, our equity income from Fuji Xerox, and certain costs which have not been allocated to the businesses including non-financing interest and other non-allocated costs. Other segments’ total assets include XSG, SOHO, XES, and our investment in Fuji Xerox.

Operating segment revenues and profitability for the three months ended March 31, 2003 and 2002 were as follows:

	Production	Office	DMO	Other	Total
2003
Total segment revenues	$1,065	$1,834	$363	$495	$3,757

Segment profit (loss)	$93	$155	$29	$(65)	$212

2002
Total segment revenues	$1,080	$1,837	$448	$493	$3,858

Segment profit (loss)	$75	$107	$2	$(86)	$98

The following is a reconciliation to pre-tax loss:

	Three months ended March 31,
	2003	2002
Total segment profit	$212	$98
Reconciling items:
Provision for litigation	(300)	—
Restructuring and impairment charges	(8)	(146)
Restructuring related inventory charge	—	(2)
Allocated item:
Equity in net income of unconsolidated affiliates	(14)	(11)

Pre-tax loss	$(110)	$(61)

7.	Debt and Vendor Financing:

Our financing business, including our vendor financing outsourcing and securitization activities, is described in detail in our 2002 Form 10-K. During the three months ended March 31, 2003, we completed the following significant vendor financing outsourcing initiatives:

•	We received $580 secured by our finance receivables in connection with our New U.S. Vendor Financing Agreement with General Electric Capital Corporation and affiliates (“GE”) as disclosed in Note 5 to our consolidated financial statements in our 2002 Form 10-K. This amount included a special funding of approximately $265 secured by state and local governmental lease contracts and other previously excluded contracts. The agreement with GE was amended in March 2003 to allow for the inclusion of state and local governmental contracts in future securitizations.

•	In Canada, we extended the existing vendor financing program with GE and received $153, net of escrow requirements of $4 and fees of $1, secured by our finance receivables.

8.	Litigation, Regulatory Matters and Other Contingencies:

Guarantees, Indemnifications and Warranty Liabilities:

As more fully discussed in Note 2, we apply the disclosure provisions of FIN 45 to our agreements that contain guarantee or indemnification clauses. These disclosures require that guarantors disclose certain types of guarantees, even if the likelihood of requiring the guarantor’s performance is remote. As of March 31, 2003, we have accrued our estimate of liability incurred under these indemnification arrangements and guarantees.

Indemnification of Officers and Directors—Our corporate by-laws require that, except to the extent expressly prohibited by law, we must indemnify our officers and directors against judgments, fines, penalties and amounts paid in settlement, including legal fees and all appeals, incurred in connection with civil or criminal action or proceedings, as it relates to their services to Xerox Corporation and our subsidiaries. The by-laws provide no limit on the amount of indemnification. As permitted under New York law, we have purchased directors and officers insurance coverage to cover claims made against the directors and officers during the applicable policy periods. The amounts and types of coverage have varied from period to period as dictated by market conditions. The current policy provides $105 of coverage and has no deductible. The litigation matters and regulatory actions described below involve certain of the Company’s current and former directors and officers, all of whom are covered by the aforementioned indemnity and if applicable, the current and prior period insurance policies. However, certain indemnification payments may not be covered under our director’s and officer’s insurance coverage.

Product Warranty Liabilities:

In connection with our normal sales of equipment, including those under sales-type leases, we generally do not issue product warranties. Our arrangements typically involve a separate full service maintenance agreement with the customer. The agreements generally extend over a period equivalent to the lease term or the expected useful life under a cash sale. The service agreements involve the payment of fees in return for our performance of repairs and maintenance. As a consequence, we do not have any significant product warranty obligations including any obligations under customer satisfaction programs. In few circumstances, particularly in certain cash sales, we may issue a limited product warranty if negotiated by the customer. We also issue warranties for certain of our lower-end products in the Office segment, where full service maintenance agreements are not available. In these instances, we record warranty obligations at the time of the sale. The following table summarizes product warranty activity for the three months ended March 31, 2003:

	Balance December 31, 2002	Provisions, Changes & Other	Payments	Balance March 31, 2003
Product warranty liabilities	$25	$15	$(14)	$26

Tax related contingencies:

At March 31, 2003 and December 31, 2002, our Brazilian operations had received assessments levied against it for indirect and other taxes which, inclusive of interest, were approximately $335 and $260, respectively. The increase is primarily due to currency changes, indexation, interest and additional assessments. These assessments related principally to the internal transfer of inventory. We are disputing these assessments and intend to vigorously defend our position. We, as supported by the opinion of legal counsel, do not believe that the ultimate resolution of these assessments will materially impact our results of operations, financial position or cash flows.

We are subject to ongoing tax examinations and assessments in various jurisdictions. Accordingly, we provide for additional tax expense based upon the probable outcomes of such matters. In addition, when applicable, we adjust the previously recorded tax expense to reflect examination results.

Legal Matters:

As more fully discussed below, we are a defendant in numerous litigation and regulatory matters involving securities law, patent law, environmental law, employment law and the Employee Retirement Income Security Act (“ERISA”). As required by Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies,” we determine whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. We analyze our litigation and regulatory matters based on available information to assess potential liability. We develop our views on estimated losses in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results, assuming a combination of litigation and settlement strategies. Should developments in any of these matters result in a change in our determination as to an unfavorable outcome and result in the need to recognize a material accrual, or should any of these matters result in a final adverse judgment or be settled for significant amounts, they could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such change in determination, judgment or settlement occurs.

Litigation Against the Company:

In re Xerox Corporation Securities Litigation: A consolidated securities law action (consisting of 17 cases) is pending in the United States District Court for the District of Connecticut. Defendants are the Company, Barry Romeril, Paul Allaire and G. Richard Thoman. The consolidated action purports to be a class action on behalf of the named plaintiffs and all other purchasers of common stock of the Company during the period between October 22, 1998 through October 7, 1999 (“Class Period”). The amended consolidated complaint in the action alleges that in violation of Section 10(b) and/or 20(a) of the Securities Exchange Act of 1934, as amended (“1934 Act”), and SEC Rule 10b-5 thereunder, each of the defendants is liable as a participant in a fraudulent scheme and course of business that operated as a fraud or deceit on purchasers of the Company’s common stock during the Class Period by disseminating materially false and misleading statements and/or concealing material facts. The amended complaint further alleges that the alleged scheme: (i) deceived the investing public regarding the economic capabilities, sales proficiencies, growth, operations and the intrinsic value of the Company’s common stock; (ii) allowed several corporate insiders, such as the named individual defendants, to sell shares of privately held common stock of the Company while in possession of materially adverse, non-public information; and (iii) caused the individual plaintiffs and the other members of the purported class to purchase common stock of the Company at inflated prices. The amended consolidated complaint seeks unspecified compensatory damages in favor of the plaintiffs and the other members of the purported class against all defendants, jointly and severally, for all damages sustained as a result of defendants’ alleged wrongdoing, including interest thereon, together with reasonable costs and expenses incurred in the action, including counsel fees and expert fees. On September 28, 2001, the court denied the defendants’ motion for dismissal of the complaint. On November 5, 2001, the defendants answered the complaint. On or about January 7, 2003, the plaintiffs filed a motion for class certification. That motion is currently pending. The parties are currently engaged in discovery. The individual defendants and we deny any wrongdoing and intend to vigorously defend the action. Based on the stage of the litigation, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this matter.

Christine Abarca, et al. v. City of Pomona, et al. (Pomona Water Cases): On June 24, 1999, the Company was served with a summons and complaint filed in the Superior Court of the State of California for the County of Los Angeles. The complaint was filed on behalf of 681 individual plaintiffs claiming damages as a result of our alleged disposal and/or release of hazardous substances into the soil, air and groundwater. Subsequently, six additional complaints were filed in the same court on behalf of another 459 plaintiffs, with the same claims for damages as the June 1999 action. All seven cases have been served on the Company, the Company denies liability and it is actively defending against them. Plaintiffs in all seven cases further allege that they have been exposed to such hazardous substances by inhalation, ingestion and dermal contact, including but not limited to hazardous substances contained within the municipal drinking water supplied by the City of Pomona and the Southern California Water Company. Plaintiffs’ claims against the Company include personal injury, wrongful death, property damage, negligence, trespass, nuisance, fraudulent concealment, absolute liability for ultra-hazardous activities, civil conspiracy, battery and violation of the California Unfair Trade Practices Act. Damages are unspecified. The seven cases against the Company (“Abarca Group”) have been coordinated with approximately 13 unrelated cases against other defendants which involve alleged contaminated groundwater and drinking water in the San Gabriel Valley area of Los Angeles County. In all of those cases, plaintiffs have sued both the providers of drinking water and the industrial defendants who they contend contaminated the water. The body of groundwater involved in the Abarca cases, and allegedly contaminated by the Company, is separate and distinct from the body of groundwater that is involved in the San Gabriel Valley cases, and there is no allegation that the Company is involved in the San Gabriel Valley cases. Nonetheless, the court ordered both groups of cases to be coordinated because both groups concern allegations of groundwater and drinking water contamination, have similar theories of liability alleged against the defendants, and involve a number of similar legal issues, thus apparently making it more efficient, in the view of the court, for all of them to be handled by one judge. Discovery has begun and no trial date has been set. Based on the stage of the litigation, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this matter.

Carlson v. Xerox Corporation, et al.: A consolidated securities law action (consisting of 21 cases) is pending in the United States District Court for the District of Connecticut against the Company, KPMG and Paul A. Allaire, G. Richard Thoman, Anne M. Mulcahy, Barry D. Romeril, Gregory Tayler and Philip Fishbach. On September 11, 2002, the court entered an endorsement order granting plaintiffs’ motion to file a third consolidated amended complaint. The defendants’ motion to dismiss the second consolidated amended complaint was denied, as moot. According to the third consolidated amended complaint, plaintiffs purport to bring this case as a class action on behalf of an expanded class consisting of all persons and/or entities who purchased Xerox common stock and/or bonds during the period between February 17, 1998 through June 28, 2002 and who were purportedly damaged thereby (“Class”). The third consolidated amended complaint sets forth two claims: one alleging that each of the Company, KPMG, and the individual defendants violated Section 10(b) of the 1934 Act and SEC Rule 10b-5 thereunder; the other alleging that the individual defendants are also allegedly liable as “controlling persons” of the Company pursuant to Section 20(a) of the 1934 Act. Plaintiffs claim that the defendants participated in a fraudulent scheme that operated as a fraud and deceit on purchasers of the Company’s common stock and bonds by disseminating materially false and misleading statements and/or concealing material adverse facts relating to various of the Company’s accounting and reporting practices and financial condition. The plaintiffs further allege that this scheme deceived the investing public regarding the true state of the Company’s financial condition and caused the plaintiffs and other members of the alleged Class to purchase the Company’s common stock and bonds at artificially inflated prices, and prompted a SEC investigation that led to the April 11, 2002 settlement which, among other things, required the Company to pay a $10 penalty and restate its financials for the years 1997-2000 (including restatement of financials previously corrected in an earlier restatement which plaintiffs contend was improper). The third consolidated amended complaint seeks unspecified compensatory damages in favor of the plaintiffs and the other Class members against all defendants, jointly and severally, including interest thereon, together with reasonable costs and expenses, including counsel fees and expert fees. On December 2, 2002, the Company and the individual defendants filed a motion to dismiss the complaint. That motion is currently pending. The individual defendants and we deny any wrongdoing and intend to vigorously defend the action. Based on the stage of the litigation, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this matter.

Bingham v. Xerox Corporation, et al: A lawsuit filed by James F. Bingham, a former employee of the Company, is pending in the Superior Court of Connecticut, Judicial District of Waterbury (Complex Litigation Docket) against the Company, Barry D. Romeril, Eunice M. Filter and Paul Allaire. The complaint alleges that the plaintiff was wrongfully terminated in violation of public policy because he attempted to disclose to senior management and to remedy alleged accounting fraud and reporting irregularities. The plaintiff further claims that the Company and the individual defendants violated the Company’s policies/commitments to refrain from retaliating against employees who report ethics issues. The plaintiff also asserts claims of defamation and tortious interference with a contract. He seeks: (i) unspecified compensatory damages in excess of $15 thousand,

(ii) punitive damages, and (iii) the cost of bringing the action and other relief as deemed appropriate by the court. The parties are engaged in discovery. The court has scheduled trial during February to March 2004 and alternative trial dates in November 2003. The individuals and we deny any wrongdoing and intend to vigorously defend the action. Based on the stage of the litigation, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this matter.

Berger, et al. v. RIGP: A class was certified in an action originally filed in the United States District Court for the Southern District of Illinois on July 25, 2000 against the Company’s Retirement Income Guarantee Plan (“RIGP”). The RIGP represents the primary U.S. pension plan for salaried employees. Plaintiffs brought this action on behalf of themselves and an alleged class of over 25,000 persons who received lump sum distributions from RIGP after January 1, 1990. Plaintiffs assert violations of the ERISA, claiming that the lump sum distributions were improperly calculated. On July 3, 2001, the court granted the Plaintiffs’ motion for summary judgment, finding the lump sum calculations violated ERISA. On September 30, 2002, the court entered a judgment on damages, stating it would adopt plaintiffs’ methodology for calculating such damages, resulting in a damage award of $284. Based on advice of legal counsel, RIGP concluded that success on appeal was probable and the judgment would be overturned based on significant errors of law in the lower court. RIGP appealed the District Court’s ruling with respect to both liability and damages. Subsequently, there were briefings, followed by an oral argument of the appeal to the Seventh Circuit of Appeals on April 9, 2003. Following the oral argument, RIGP and its counsel reassessed the probability of a favorable outcome related to the litigation which has resulted in the Company recording a charge equal to the amount of the initial judgment of $284 plus applicable interest, or $300. Other than for the accrual of interest at the prime rate, the charge will only be subject to adjustment upon final legal determination, or upon settlement of the parties. As sponsor of the Plan, we were required to record the charge related to our obligation as, under relevant accounting standards, the results of the reassessment required recognition of the judgment. Although counsel and RIGP continue to believe the District Court’s judgment should be overturned, it is possible that the appeal may ultimately not prevail. Any final judgment after the decision would be paid from RIGP assets. However, such payment may require the Company to make additional contributions to RIGP in the future but not before 2005.

Florida State Board of Administration, et al. v. Xerox Corporation, et al.: A securities law action brought by four institutional investors, namely the Florida State Board of Administration, the Teachers’ Retirement System of Louisiana, Franklin Mutual Advisers and PPM America, Inc., is pending in the United States District Court for the District of Connecticut against the Company, Paul Allaire, G. Richard Thoman, Barry Romeril, Anne Mulcahy, Philip Fishbach, Gregory Tayler and KPMG. The plaintiffs bring this action individually on their own behalves. In an amended complaint filed on October 3, 2002, one or more of the plaintiffs allege that each of the Company, the individual defendants and KPMG violated Sections 10(b) and 18 of the 1934 Act, SEC Rule 10b-5 thereunder, the Florida Securities Investors Protection Act, Fl. Stat. ss. 517.301, and the Louisiana Securities Act, R.S. 51:712(A). The plaintiffs further claim that the individual defendants are each liable as “controlling persons” of the Company pursuant to Section 20 of the 1934 Act and that each of the defendants is liable for common law fraud and negligent misrepresentation. The complaint generally alleges that the defendants participated in a scheme and course of conduct that deceived the investing public by disseminating materially false and misleading statements and/or concealing material adverse facts relating to the Company’s financial condition and accounting and reporting practices. The plaintiffs contend that in relying on false and misleading statements allegedly made by the defendants, at various times from 1997 through 2000 they bought shares of the Company’s common stock at artificially inflated prices. As a result, they allegedly suffered aggregated cash losses in excess of $200. The plaintiffs further contend that the alleged fraudulent scheme prompted a SEC investigation that led to the April 11, 2002 settlement which, among other things, required the Company to pay a $10 penalty and restate its financials for the years 1997-2000 including restatement of financials previously corrected in an earlier restatement which plaintiffs contend was false and misleading. The plaintiffs seek, among other things, unspecified compensatory damages against the Company, the individual defendants and KPMG, jointly and severally, including prejudgment interest thereon, together with the costs and disbursements of the action, including their actual attorneys’ and experts’ fees. On December 2, 2002, the Company and the individual defendants filed a motion to dismiss all claims in the complaint that are in common with the claims in the Carlson action. That motion is currently pending. The individual defendants and we deny any wrongdoing alleged in the complaint and intend to vigorously defend the action. Based on the stage of the litigation, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this matter.

In Re Xerox Corp. ERISA Litigation: On July 1, 2002, a class action complaint captioned Patti v. Xerox Corp. et al. was filed in the United States District Court for the District of Connecticut (Hartford) alleging violations of the ERISA. Three additional class actions (Hopkins, Uebele and Saba) were subsequently filed in the same court making substantially similar claims. On October 16, 2002, the four actions were consolidated as In Re Xerox Corporation ERISA Litigation. On November 15, 2002, a consolidated amended complaint was filed. A fifth class action (Wright) was filed in the District of Columbia. It has been transferred to Connecticut and consolidated with the other actions. The purported class includes all persons who invested or maintained investments in the Xerox Stock Fund in the Xerox 401(k) Plans (either salaried or union) during the proposed class period, May 12, 1997 through November 15, 2002, and allegedly exceeds 50,000 persons. The defendants include

Xerox Corporation and the following individuals or groups of individuals during the proposed class period: the Plan Administrator, the Board of Directors, the Fiduciary Investment Review Committee, the Joint Administrative Board, the Finance Committee of the Board of Directors, and the Treasurer. The complaint claims that all the foregoing defendants were “named” or “de facto” fiduciaries of the Plan under ERISA and, as such, were obligated to protect the Plan’s assets and act in the best interest of Plan participants. The complaint alleges that the defendants failed to do so and thereby breached their fiduciary duties. Specifically, plaintiffs claim that the defendants failed to provide accurate and complete material information to participants concerning Xerox stock, including accounting practices which allegedly artificially inflated the value of the stock, and misled participants regarding the soundness of the stock and the prudence of investing retirement benefits in Xerox stock. Plaintiff also claims that defendants failed to ensure that Plan assets were invested prudently, to monitor the other fiduciaries and to disregard Plan directives they knew or should have known were imprudent. The complaint does not specify the amount of damages sought. However, it asks that the losses to the Plan be restored, which it describes as “millions of dollars.” It also seeks other legal and equitable relief, as appropriate, to remedy the alleged breaches of fiduciary duty, as well as interest, costs and attorneys’ fees. We and the other defendants deny any wrongdoing and intend to vigorously defend the action. Based on the stage of the litigation, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this matter.

Digwamaje et al. v. IBM et al: A purported class action was filed in the United States District Court for the Southern District of New York on September 27, 2002. Service of the complaint on the Company was deemed effective as of December 6, 2002. The defendants include Xerox and a number of other corporate defendants who are accused of providing material assistance to the apartheid government in South Africa from 1948 to 1994, by engaging in commerce in South Africa and with the South African government and by employing forced labor, thereby violating both international and common law. Specifically, plaintiffs claim violations of the Alien Tort Claims Act, the Torture Victims Protection Act and RICO. They also assert human rights violations and crimes against humanity. Plaintiffs seek compensatory damages in excess of $200 billion and punitive damages in excess of $200 billion. The foregoing damages are being sought from all defendants, jointly and severally. Xerox intends to vigorously defend the action and plans to file a motion to dismiss the complaint. Based upon the stage of the litigation, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this matter.

Arbitration between MPI Technologies, Inc. and Xerox Canada Ltd. and Xerox Corporation: On November 15, 2001, MPI Technologies, Inc. (“MPI”) sent to the American Arbitration Association a Demand for Arbitration of a dispute arising under an Agreement made as of March 15, 1994 between MPI and Xerox Canada Ltd. (“XCL”) to which the Company later became a party (“Agreement”). The Demand for Arbitration claimed that XCL and the Company owed royalties to MPI for software licensed under the Agreement and initially alleged damages “estimated to be in excess of $30 million.” In a subsequent claim submitted in the arbitration proceedings, MPI has alleged damages of $69 for royalties owed, $35 for breach of fiduciary duty, $35 in punitive damages and unspecified damages and injunctive relief with respect to a claim of copyright infringement. The parties have selected three arbitrators and have agreed to conduct the arbitration in Canada. On January 13 and 14, 2003, the arbitrators heard argument on the motion of the Company and XCL to dismiss for lack of jurisdiction MPI’s claims for copyright infringement, breach of fiduciary duty and for punitive damages. The arbitration panel ruled on February 14, 2003 that it had jurisdiction to hear all three issues. On March 14, 2003 the Company and XCL petitioned the Ontario courts to re-decide the issue of the panel’s jurisdiction to hear copyright infringement claims. The Company and XCL deny any liability or wrongdoing, including any royalties owed, have asserted a counterclaim against MPI for overpayment of royalties and intend to vigorously defend the claim. Based on the stage of the arbitration, it is not possible to estimate the amount of loss or the range of possible loss that might result from an adverse ruling or a settlement of this matter.

Accuscan, Inc. v. Xerox Corporation: On April 11, 1996, an action was commenced by Accuscan, Inc. (“Accuscan”), in the United States District Court for the Southern District of New York, against the Company seeking unspecified damages for infringement of a patent of Accuscan which expired in 1993. The suit, as amended, was directed to facsimile and certain other products containing scanning functions and sought damages for sales between 1990 and 1993. On April 1, 1998, the jury entered a verdict in favor of Accuscan for $40. However, on September 14, 1998, the court granted our motion for a new trial on damages. The trial ended on October 25, 1999 with a jury verdict of $10. Our motion to set aside the verdict or, in the alternative, to grant a new trial was denied by the court. We appealed to the Court of Appeals for the Federal Circuit (“CAFC”) which found the patent not infringed, thereby terminating the lawsuit subject to an appeal which has been filed by Accuscan to the U.S. Supreme Court. The decision of the U.S. Supreme Court was to remand the case (along with eight others) back to the CAFC to consider its previous decision based on the Supreme Court’s May 28, 2002 ruling in the Festo case. We deny any liability or wrongdoing and intend to vigorously defend the action. Shortly after remand of the case to the CAFC, Accuscan sought reinstatement of a $10 million supersedeas bond in the District Court for the Southern District of New York. On February 5, 2003, the District Court refused to re-impose the bond, despite the remand from the Supreme Court to the CAFC, stating that “it [appears] unlikely that the Federal Circuit will reverse itself.”

Derivative Litigation Brought on Behalf of the Company:

In re Xerox Derivative Actions: A consolidated putative shareholder derivative action is pending in the Supreme Court of the State of New York, County of New York against several current and former members of the Board of Directors including William F. Buehler, B.R. Inman, Antonia Ax:son Johnson, Vernon E. Jordan, Jr., Yotaro Kobayashi, Hilmar Kopper, Ralph Larsen, George J. Mitchell, N.J. Nicholas, Jr., John E. Pepper, Patricia Russo, Martha Seger, Thomas C. Theobald, Paul Allaire, G. Richard Thoman, Anne Mulcahy and Barry Romeril, and KPMG. The plaintiffs purportedly brought this action in the name of and for the benefit of the Company, which is named as a nominal defendant, and its public shareholders. The second consolidated amended complaint alleges that each of the director defendants breached their fiduciary duties to the Company and its shareholders by, among other things, ignoring indications of a lack of oversight at the Company and the existence of flawed business and accounting practices within the Company’s Mexican and other operations; failing to have in place sufficient controls and procedures to monitor the Company’s accounting practices; knowingly and recklessly disseminating and permitting to be disseminated, misleading information to shareholders and the investing public; and permitting the Company to engage in improper accounting practices. The plaintiffs further allege that each of the director defendants breached his/her duties of due care and diligence in the management and administration of the Company’s affairs and grossly mismanaged or aided and abetted the gross mismanagement of the Company and its assets. The second amended complaint also asserts claims of negligence, negligent misrepresentation, breach of contract and breach of fiduciary duty against KPMG. Additionally, plaintiffs claim that KPMG is liable to Xerox for contribution, based on KPMG’s share of the responsibility for any injuries or damages for which Xerox is held liable to plaintiffs in related pending securities class action litigation. On behalf of the Company, the plaintiffs seek a judgment declaring that the director defendants violated and/or aided and abetted the breach of their fiduciary duties to the Company and its shareholders; awarding the Company unspecified compensatory damages against the director defendants, individually and severally, together with pre-judgement and post-judgement interest at the maximum rate allowable by law; awarding the Company punitive damages against the director defendants; awarding the Company compensatory damages against KPMG; and awarding plaintiffs the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees. On December 16, 2002, the Company and the individual defendants answered the complaint. The parties are currently engaged in discovery. The individual defendants deny the wrongdoing alleged and intend to vigorously defend the litigation.

Pall v. Buehler, et al.: On May 16, 2002, a shareholder commenced a derivative action in the United States District Court for the District of Connecticut against KPMG. The Company was named as a nominal defendant. Plaintiff purported to bring this action derivatively in the right, and for the benefit, of the Company. He contended that he is excused from complying with the prerequisite to make a demand on the Xerox Board of Directors, and that such demand would be futile, because the directors are disabled from making a disinterested, independent decision about whether to prosecute this action. In the original complaint, plaintiff alleged that KPMG, the Company’s former outside auditor, breached its duties of loyalty and due care owed to Xerox by repeatedly acquiescing in, permitting and aiding and abetting the manipulation of Xerox’s accounting and financial records in order to improve the Company’s publicly reported financial results. He further claimed that KPMG committed malpractice and breached its duty to use such skill, prudence and diligence as other members of the accounting profession commonly possess and exercise. Plaintiff claimed that as a result of KPMG’s breaches of duties, the Company has suffered loss and damage. On May 29, 2002, plaintiff amended the complaint to add as defendants the present and certain former directors of the Company. He added claims against each of them for breach of fiduciary duty, and separate additional claims against the directors who are or were members of the Audit Committee of the Board of Directors, based upon the alleged failure, inter alia, to implement, supervise and maintain proper accounting systems, controls and practices. The amended derivative complaint demands a judgment declaring that the defendants have violated and/or aided and abetted the breach of fiduciary and professional duties to the Company and its shareholders; awarding the Company unspecified compensatory damages, together with pre-judgment and post-judgment interest at the maximum rate allowable by law; awarding the Company punitive damages; and awarding the plaintiff the costs and disbursements of the action, including reasonable attorneys’ and experts’ fees. On August 16, 2002, the individual defendants and Xerox filed a motion to dismiss the action. On March 27, 2003, the motion was granted. On April 22, 2003, the court entered judgment in favor of the defendants, dismissing the action in its entirety. The period for filing an appeal will expire on May 22, 2003.

Lerner v. Allaire, et al.: On June 6, 2002, a shareholder, Stanley Lerner, commenced a derivative action in the United States District Court for the District of Connecticut against Paul A. Allaire, William F. Buehler, Barry D. Romeril, Anne M. Mulcahy and G. Richard Thoman. The plaintiff purports to bring the action derivatively, on behalf of the Company, which is named as a nominal defendant. Previously, on June 19, 2001, Lerner made a demand on the Board of Directors to commence suit against certain officers and directors to recover unspecified damages and compensation paid to these officers and directors. In his demand, Lerner contended, inter alia, that management was aware since 1998 of material accounting irregularities and failed to take action and that the Company has been mismanaged. At its September 26, 2001 meeting, the Board of Directors appointed a special committee to consider, investigate and respond to the demand. In this action, plaintiff alleges that the individual defendants breached their fiduciary duties of care and loyalty by disguising the true operating performance of the Company through improper undisclosed accounting mechanisms between 1997 and 2000. The complaint alleges that the defendants benefited personally, through compensation and the sale of company stock, and either participated in or approved the accounting procedures or failed to supervise adequately the accounting activities of the Company. The plaintiff demands a judgment declaring that defendants intentionally breached their fiduciary duties to the Company and its shareholders; awarding unspecified compensatory damages to the Company against the defendants, individually and severally, together with pre-judgment and post-judgment interest; awarding the Company punitive damages; and awarding the plaintiff the costs and disbursements of the action, including reasonable attorneys’ and experts’ fees. On September 18, 2002, the individual defendants and Xerox filed a motion to dismiss the action, or alternatively to stay the action pending the disposition of In re Xerox Derivative Actions. That motion is currently pending. The individual defendants deny the wrongdoing alleged and intend to vigorously defend the litigation.

Other Matters:

Xerox Corporation v. 3Com Corporation, et al.: On April 28, 1997, we commenced an action in U.S. District Court for the Western District of New York against Palm for infringement of the Xerox “Unistrokes” handwriting recognition patent by the Palm Pilot using “Graffiti.” On January 14, 1999, the U.S. Patent and Trademark Office (“PTO”) granted the first of two 3Com/Palm requests for reexamination of the Unistrokes patent challenging its validity. The PTO concluded its reexaminations and confirmed the validity of all 16 claims of the original Unistrokes patent. On June 6, 2000, the judge narrowly interpreted the scope of the Unistrokes patent claims and, based on that narrow determination, found the Palm Pilot with Graffiti did not infringe the Unistrokes patent claims. On October 5, 2000, the Court of Appeals for the Federal Circuit reversed the finding of no infringement and sent the case back to the lower court to continue toward trial on the infringement claims. On December 20, 2001, the District Court granted our motions on infringement and for a finding of validity thus establishing liability. On December 21, 2001, Palm appealed to the Court of Appeals. We moved for a trial on damages and an injunction or bond in lieu of injunction. The District Court denied our motion for a temporary injunction, but ordered a $50 bond to be posted to protect us against future damages until the trial. Palm provided a $50 irrevocable letter of credit in favor of Xerox. In January 2003, after the oral argument, Palm announced that it would stop including Graffiti in its future operating systems. On February 20, 2003, the Court of Appeals affirmed the infringement of the Unistrokes patent by Palm’s handheld devices and that Xerox will be entitled to an injunction if the validity of the patent is favorably determined. It remanded the validity issues back to the District Court for further validity analysis. On March 20, 2003, we sought reconsideration of the Court of Appeals opinion, but such reconsideration was denied on April 8, 2003. The parties anticipate being contacted soon by the District Court regarding procedure to be followed on remand. Because the validity of the patent must be reconsidered, the basis for the protection bond no longer exists, and the $50 irrevocable letter of credit has been returned.

Xerox Corporation v. Business Equipment Research & Test Laboratories, Inc.: On July 9, 2002, the Company filed an action in U.S. District Court for the Western District of New York against Business Equipment Research & Test Laboratories, Inc. and one of its owners (collectively “BERTL”) alleging libel per se, trade libel, tortious interference with prospective business relationship, unfair competition, breach of contract, violation of the federal Computer Fraud and Abuse Act, deceptive acts and practices and conversion. On December 11, 2002, Xerox filed an amended complaint, alleging the same claims with greater specificity. Xerox seeks unspecified damages, injunctive relief and a declaratory judgment that Xerox has not infringed BERTL’s trademarks or copyrights, breached any agreement with BERTL or engaged in unfair competition. On January 24, 2003, BERTL filed its answer and sixteen counterclaims against Xerox Corporation and XCL, totaling $53; comprising $33 in compensatory damages and $20 in punitive damages in the aggregate. BERTL also moved to dismiss seven of Xerox’s nine claims. BERTL’s counterclaims against Xerox principally allege infringement of copyrights, appropriation of trade secrets, defamation and breach of contract. The Company and XCL deny any wrongdoing and intend to vigorously pursue the Company’s claims and defend the counterclaims Based on the stage of the litigation, it is not possible to assess the probable outcome of the litigation, including the amount of any loss or range of possible loss that might result from an adverse ruling on the counterclaim in this matter.

U.S. Attorney’s Office Investigation: As we announced on September 23, 2002, we learned that the U.S. attorney’s office in Bridgeport, Conn., is conducting an investigation into matters relating to Xerox. We have not been advised by the U.S. attorney’s office regarding the nature, scope or timing of the investigation. We are cooperating and providing documents, as requested.

Securities and Exchange Commission Investigation and Review: On April 1, 2002, we announced that we had reached a settlement with the SEC on the previously disclosed proposed allegations related to matters that had been under investigation since June 2000. As a result, on April 11, 2002, the SEC filed a complaint, which we simultaneously settled by consenting to the entry of an Order enjoining us from future violations of Section 17(a) of the Securities Act of 1933, Sections 10(b), 13(a) and 13(b) of the 1934 Act and Rules 10b-5, 12b-20, 13a-1, 13a-13 and 13b2-1 thereunder, requiring payment of a civil penalty of $10, and imposing other ancillary relief. We neither admitted nor denied the allegations of the complaint. The $10 civil penalty is included in Other Expenses, net in 2002 in the Consolidated Statement of Income. Under the terms of the settlement, in 2001 we restated our financial statements for the years 1997 through 2000.

As part of the settlement, a special committee of our Board of Directors retained Michael H. Sutton, former Chief Accountant of the SEC, as an independent consultant to review our material accounting controls and policies. Mr. Sutton commenced his review in July 2002. On February 21, 2003, Mr. Sutton delivered his final report, together with observations and recommendations, to members of the special committee. On April 18, 2003, a copy of Mr. Sutton’s report was delivered to the Board of Directors and the SEC. The Board of Directors must report to the SEC the decisions taken as a result of the report by June 17, 2003.

Other Matters: It is our policy to carefully investigate, often with the assistance of outside advisers, allegations of impropriety that may come to our attention. If the allegations are substantiated, appropriate prompt remedial action is taken, and where appropriate, public disclosure is made. In recent years we have become aware of a number of issues at our Indian subsidiary that occurred over a period of several years much of which occurred before we obtained majority ownership of these operations in mid 1999. These issues include misappropriations of funds and payments to other companies, that may have been inaccurately recorded on the subsidiary’s books, and certain improper payments in connection with sales to government customers. These transactions were not material to the Company’s financial statements. Our policy is to promptly investigate these activities once we become aware of them. As appropriate, we have reported them to the Indian authorities, the U.S. Department of Justice and to the SEC. Certain transactions of our unconsolidated South African affiliate that appear to have been improperly recorded as part of an effort to sell supplies outside of its authorized territory have been investigated and a report of the results has been received by the Board of Directors of the South African affiliate. Disciplinary actions have been taken, and the adjustments to our financial statements were not material. Following an investigation we have determined that certain inter-company and other balances in the local books and records of our majority-owned affiliate in Nigeria could not be substantiated. The Company’s records did not reflect these amounts and the local books have been adjusted to be consistent with them. This adjustment has had no effect on our financial statements. This matter has been reported to the SEC and the Department of Justice. We are in the process of liquidating this company in connection with the December 2002 sale of our interest in the Nigerian business to our local partner.

9.	Earnings per Share:

The following tables summarize basic and diluted loss per share for the three months ended March 31, 2003 and 2002 (shares in thousands):

	Three months ended March 31,
	2003	2002
Basic and Diluted Loss Per Common Share:
Loss before cumulative effect of change in accounting principle	$(65)	$(51)
Accrued dividends on preferred stock, net	(10)	—

Loss available to common shareholders before cumulative effect of change in accounting principle	$(75)	$(51)
Cumulative effect of change in accounting principle	—	(63)

Net loss available to common shareholders	$(75)	$(114)

Average common shares outstanding during the period	741,505	725,639
Basic and diluted loss per share before cumulative effect of change in accounting principle	$(0.10)	$(0.07)
Cumulative effect of change in accounting principle	—	(0.09)

Basic and diluted loss per share	$(0.10)	$(0.16)

10.	Financial Statements of Subsidiary Guarantors:

As indicated in Note 21 to the 2002 annual consolidated financial statements included in our Form 8-K dated July 23, 2003, on June 25, 2003, we completed a $3.6 billion recapitalization (the “Recapitalization”) that included public offerings of common stock, 3-year mandatory convertible preferred stock and 7-year and 10-year senior unsecured notes due 2010 and 2013, respectively, as well as a new $1 billion credit facility. The credit facility consists of a $700 million revolving facility and a $300 million term loan, both maturing in September 2008 (the “2003 Credit Facility”).

After effectiveness of the 2003 Credit Facility, certain of our subsidiaries that were formerly required to guarantee our outstanding 9 3/4% Senior Notes due 2009 were no longer required to and no longer guarantee those notes. As a result, our Senior Notes due 2009 are now guaranteed only by Intelligent Electronics, Inc. and Xerox International Joint Marketing, Inc. (the “New Guarantor Subsidiaries”). The Senior Notes due 2010 and 2013 are also guaranteed only by the New Guarantor Subsidiaries.

Each New Guarantor Subsidiary fully and unconditionally guarantees the obligations of Xerox Corporation (the “Parent Company”) on a joint and several basis and is wholly-owned by the Parent Company.

The following supplemental financial information sets forth, on a condensed consolidating basis, the balance sheets, statements of operations and statements of cash flows for the Parent Company, the New Guarantor Subsidiaries, the New Non-Guarantor Subsidiaries and total consolidated Xerox Corporation and subsidiaries as of March 31, 2003 and December 31, 2002 and for the three months ended March 31, 2003 and 2002.

Condensed Consolidating Statements of Operations For the Three Months Ended March 31, 2003

	Parent Company	New Guarantor Subsidiaries	New Non- Guarantor Subsidiaries	Eliminations	Total Company
Revenues
Sales	$799	$13	$777	$—	$1,589
Service, outsourcing and rentals	1,095	10	812	—	1,917
Finance income	78	—	196	(23)	251
Intercompany revenues	83	—	101	(184)	—

Total Revenues	2,055	23	1,886	(207)	3,757

Costs and Expenses
Cost of sales	501	12	531	(43)	1,001
Cost of service, outsourcing and rentals	593	13	486	(3)	1,089
Equipment financing interest	23	—	92	(23)	92
Intercompany cost of sales	74	—	78	(152)	—
Research and development expenses	217	—	21	(2)	236
Selling, administrative and general expenses	618	9	393	—	1,020
Restructuring and asset impairment charges	11	—	(3)	—	8
Provision for litigation	300	—	—	—	300
Other (income) expenses, net	82	(6)	45	—	121

Total Costs and Expenses	2,419	28	1,643	(223)	3,867

(Loss) Income before Income Taxes (Benefits), Equity Income and Minorities’ Interests	(364)	(5)	243	16	(110)
Income taxes (benefits)	(148)	2	87	6	(53)

Income (Loss) before Equity Income and Minorities’ Interests	(216)	(7)	156	10	(57)
Equity in net income of unconsolidated affiliates	2	2	7	3	14
Equity in net income of consolidated affiliates	149	—	—	(149)	—
Minorities’ interests in earnings of subsidiaries	—	—	—	(22)	(22)

Net Income (Loss)	$(65)	$(5)	$163	$(158)	$(65)

Condensed Consolidating Balance Sheets as of March 31, 2003

	Parent Company	New Guarantor Subsidiaries	New Non- Guarantor Subsidiaries	Eliminations	Total Company
Assets
Cash and cash equivalents	$2,358	$—	$677	$—	$3,035
Accounts receivable, net	738	16	1,413	—	2,167
Billed portion of finance receivables, net	308	—	193	—	501
Finance receivables, net	329	—	2,601	—	2,930
Inventories	720	5	486	14	1,225
Other current assets	476	4	742	—	1,222

Total Current Assets	4,929	25	6,112	14	11,080

Finance receivables due after one year, net	611	—	4,759	—	5,370
Equipment on operating leases, net	191	—	213	3	407
Land, buildings and equipment, net	1,043	2	703	—	1,748
Investments in affiliates, at equity	35	44	472	—	551
Investments in and advances to consolidated subsidiaries	7,245	—	709	(7,954)	—
Other long-term assets	1,445	2	2,849	—	4,296
Intangible assets, net	351	—	—	—	351
Goodwill	491	296	755	—	1,542

Total Assets	16,341	369	16,572	(7,937)	25,345

Liabilities and Equity
Short-term debt and current portion of long-term debt	2,306	—	2,816	—	5,122
Accounts payable	406	1	297	—	704
Other current liabilities	608	13	1,538	—	2,159

Total Current Liabilities	3,320	14	4,651	—	7,985

Long-term debt	4,158	—	5,035	—	9,193
Intercompany payables, net	3,314	(53)	(3,272)	11	—
Other long-term liabilities	3,284	—	837	—	4,121

Total Liabilities	14,076	(39)	7,251	11	21,299

Minorities’ interest in equity of subsidiaries	—	—	—	73	73
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	—	—	1,708	—	1,708
Preferred stock	536	—	—	—	536
Deferred ESOP benefits	(42)	—	—	—	(42)
Common stock, including additional paid-in capital	2,757	420	6,610	(7,030)	2,757
Retained earnings	950	(12)	2,720	(2,708)	950
Accumulated other comprehensive loss	(1,936)	—	(1,717)	1,717	(1,936)

Total Liabilities and Equity	$16,341	$369	$16,572	$(7,937)	$25,345

Condensed Consolidating Statements of Cash Flows For the Three Months Ended March 31, 2003

	Parent Company	New Guarantor Subsidiaries	New Non- Guarantor Subsidiaries	Total Company
Net cash provided by (used in) operating activities	$646	$—	$(487)	$159
Net cash used in investing activities	37	—	(131)	(94)
Net cash provided by (used in) financing activities	3	—	85	88
Effect of exchange rate changes on cash and cash equivalents	—	—	(5)	(5)

Increase (decrease) in cash and cash equivalents	686	—	(538)	148
Cash and cash equivalents at beginning of period	1,672	—	1,215	2,887

Cash and cash equivalents at end of period	$2,358	$—	$677	$3,035

Condensed Consolidating Statements of Operations For the Three Months Ended March 31, 2002

	Parent Company	New Guarantor Subsidiaries	New Non- Guarantor Subsidiaries	Eliminations	Total Company
Revenues
Sales	$801	$13	$769	$—	$1,583
Service, outsourcing and rentals	1,167	12	832	—	2,011
Finance income	76	—	213	(25)	264
Intercompany revenues	72	1	129	(202)	—

Total Revenues	2,116	26	1,943	(227)	3,858

Costs and Expenses
Cost of sales	487	12	561	(38)	1,022
Cost of service, outsourcing and rentals	658	12	492	—	1,162
Equipment financing interest	15	—	102	(25)	92
Intercompany cost of sales	66	1	95	(162)	—
Research and development expenses	207	—	26	(3)	230
Selling, administrative and general expenses	718	9	442	—	1,169
Restructuring and asset impairment charges	80	—	66	—	146
Other (income) expenses, net	1	(6)	103	—	98

Total Costs and Expenses	2,232	28	1,887	(228)	3,919

(Loss) Income before Income Taxes (Benefits), Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle	(116)	(2)	56	1	(61)
Income taxes (benefits)	(51)	2	26	—	(23)

Income (Loss) before Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle	(65)	(4)	30	1	(38)
Equity in net income of unconsolidated affiliates	3	3	5	—	11
Equity in net income of consolidated affiliates	11	—	—	(11)	—
Minorities’ interests in earnings of subsidiaries	—	—	—	(24)	(24)

Income (Loss) before Cumulative Effect of Change in Accounting Principle	(51)	(1)	35	(34)	(51)
Cumulative effect of change in accounting principle	(63)	—	(62)	62	(63)

Net Income (Loss)	$(114)	$(1)	$(27)	$28	$(114)

Condensed Consolidating Balance Sheets as of December 31, 2002
	Parent Company	New Guarantor Subsidiaries	New Non- Guarantor Subsidiaries	Eliminations	Total Company
Assets
Cash and cash equivalents	$1,672	$—	$1,215	$—	$2,887
Accounts receivable, net	714	20	1,338	—	2,072
Billed portion of finance receivables, net	341	—	223	—	564
Finance receivables, net	392	—	2,696	—	3,088
Inventories	683	2	545	(8)	1,222
Other current assets	554	5	693	(66)	1,186

Total Current Assets	4,356	27	6,710	(74)	11,019

Finance receivables due after one year, net	712	—	4,641	—	5,353
Equipment on operating leases, net	209	—	265	(15)	459
Land, buildings and equipment, net	1,058	2	697	—	1,757
Investments in affiliates, at equity	32	41	555	—	628
Investments in and advances to consolidated subsidiaries	7,842	—	686	(8,528)	—
Other long-term assets	1,412	2	2,903	1	4,318
Intangible assets, net	360	—	—	—	360
Goodwill	491	296	777	—	1,564

Total Assets	$16,472	$368	$17,234	$(8,616)	$25,458

Liabilities and Equity
Short-term debt and current portion of long-term debt	1,880	—	2,497	—	4,377
Accounts payable	447	6	386	—	839
Other current liabilities	793	30	1,608	140	2,571

Total Current Liabilities	3,120	36	4,491	140	7,787

Long-term debt	4,791	—	5,003	—	9,794
Intercompany payables, net	3,304	(95)	(3,196)	(13)	—
Other long-term liabilities	2,856	—	839	7	3,702

Total Liabilities	14,071	(59)	7,137	134	21,283

Minorities’ interest in equity of subsidiaries	—	—	—	73	73
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	—	—	1,701	—	1,701
Preferred stock	550	—	—	—	550
Deferred ESOP benefits	(42)	—	—	—	(42)
Common stock, including additional paid-in capital	2,739	420	7,207	(7,627)	2,739
Retained earnings	1,025	7	2,839	(2,846)	1,025
Accumulated other comprehensive loss	(1,871)	—	(1,650)	1,650	(1,871)

Total Liabilities and Equity	$16,472	$368	$17,234	$(8,616)	$25,458

Condensed Consolidating Statements of Cash Flows For the Three Months Ended March 31, 2002

	Parent Company	New Guarantor Subsidiaries	New Non- Guarantor Subsidiaries	Total Company
Net cash provided by operating activities	$59	$1	$83	$143
Net cash used in investing activities	(24)	—	(43)	(67)
Net cash provided by (used in) financing activities	788	(1)	(83)	704
Effect of exchange rate changes on cash and cash equivalents	—	—	(23)	(23)

Increase (decrease) in cash and cash equivalents	823	—	(66)	757
Cash and cash equivalents at beginning of period	2,414	—	1,576	3,990

Cash and cash equivalents at end of period	$3,237	$—	$1,510	$4,747

Prior to the Recapitalization, the subsidiaries guaranteeing the Senior Notes due 2009 included Palo Alto Research Center Incorporated, Talegen Holdings, Inc., Xerox Credit Corporation, Xerox Export, LLC, Xerox Finance, Inc., Xerox Financial Services, Inc., Xerox Imaging Systems, Inc., Xerox International Joint Marketing, Inc., Xerox Latinamerican Holdings, Inc., Intelligent Electronics, Inc. and Xerox Global Services, Inc. (formerly Xerox Connect, Inc.) (the “Former Guarantor Subsidiaries”). The subsidiary guarantees provided that each Guarantor Subsidiary would fully and unconditionally guarantee the obligations of Xerox Corporation (“the Parent Company”) under the Senior Notes on a joint and several basis. Each Former Guarantor Subsidiary is wholly-owned by the Parent Company. The following supplemental financial information sets forth, on a condensed consolidating basis, the balance sheets, statements of operations and statements of cash flows for the Parent Company, the Former Guarantor Subsidiaries, the Former Non-Guarantor Subsidiaries and total consolidated Xerox Corporation and subsidiaries as of March 31, 2003 and December 31, 2002 and for the three months ended March 31, 2003 and 2002.

Condensed Consolidating Statements of Operations For the Three Months Ended March 31, 2003

	Parent Company	Former Guarantor Subsidiaries	Former Non-Guarantor Subsidiaries	Eliminations	Total Company
Revenues
Sales	$799	$16	$774	$—	$1,589
Service, outsourcing and rentals	1,095	10	812	—	1,917
Finance income	78	46	150	(23)	251
Intercompany revenues	83	5	96	(184)	—

Total Revenues	2,055	77	1,832	(207)	3,757

Costs and Expenses
Cost of sales	501	12	531	(43)	1,001
Cost of service, outsourcing and rentals	593	13	486	(3)	1,089
Equipment financing interest	23	17	75	(23)	92
Intercompany cost of sales	74	—	78	(152)	—
Research and development expenses	217	11	10	(2)	236
Selling, administrative and general expenses	618	11	391	—	1,020
Restructuring and asset impairment charges	11	—	(3)	—	8
Provision for litigation	300	—	—	—	300
Other (income) expenses, net	82	(10)	49	—	121

Total Costs and Expenses	2,419	54	1,617	(223)	3,867

(Loss) Income before Income Taxes (Benefits), Equity Income and Minorities’ Interests	(364)	23	215	16	(110)
Income taxes (benefits)	(148)	15	74	6	(53)

Income (Loss) before Equity Income and Minorities’ Interests	(216)	8	141	10	(57)
Equity in net income of unconsolidated affiliates	2	2	7	3	14
Equity in net income of consolidated affiliates	149	—	—	(149)	—
Minorities’ interests in earnings of subsidiaries	—	—	—	(22)	(22)

Net Income (Loss)	$(65)	$10	$148	$(158)	$(65)

Condensed Consolidating Balance Sheets as of March 31, 2003

	Parent Company	Former Guarantor Subsidiaries	Former Non- Guarantor Subsidiaries	Eliminations	Total Company
Assets
Cash and cash equivalents	$2,358	$—	$677	$—	$3,035
Accounts receivable, net	738	17	1,412	—	2,167
Billed portion of finance receivables, net	308	—	193	—	501
Finance receivables, net	329	257	2,344	—	2,930
Inventories	720	5	486	14	1,225
Other current assets	476	282	464	—	1,222

Total Current Assets	4,929	561	5,576	14	11,080

Finance receivables due after one year, net	611	476	4,283	—	5,370
Equipment on operating leases, net	191	—	213	3	407
Land, buildings and equipment, net	1,043	12	693	—	1,748
Investments in affiliates, at equity	35	44	472	—	551
Investments in and advances to consolidated subsidiaries	7,245	—	709	(7,954)	—
Other long-term assets	1,445	716	2,135	—	4,296
Intangible assets, net	351	—	—	—	351
Goodwill	491	296	755	—	1,542

Total Assets	16,341	2,105	14,836	(7,937)	25,345

Liabilities and Equity
Short-term debt and current portion of long-term debt	2,306	459	2,357	—	5,122
Accounts payable	406	2	296	—	704
Other current liabilities	608	350	1,201	—	2,159

Total Current Liabilities	3,320	811	3,854	—	7,985

Long-term debt	4,158	1,372	3,663	—	9,193
Intercompany payables, net	3,314	(2,503)	(822)	11	—
Other long-term liabilities	3,284	9	828	—	4,121

Total Liabilities	14,076	(311)	7,523	11	21,299

Minorities’ interest in equity of subsidiaries	—	—	—	73	73
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	—	—	1,708	—	1,708
Preferred stock	536	—	—	—	536
Deferred ESOP benefits	(42)	—	—	—	(42)
Common stock, including additional paid-in capital	2,757	1,715	5,315	(7,030)	2,757
Retained earnings	950	704	2,004	(2,708)	950
Accumulated other comprehensive loss	(1,936)	(3)	(1,714)	1,717	(1,936)

Total Liabilities and Equity	$16,341	$2,105	$14,836	$(7,937)	$25,345

Condensed Consolidating Statements of Cash Flows For the Three Months Ended March 31, 2003

	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Company
Net cash provided by (used in) operating activities	$674	$17	$(532)	$159
Net cash used in investing activities	9	(23)	(80)	(94)
Net cash provided by (used in) financing activities	3	(7)	92	88
Effect of exchange rate changes on cash and cash equivalents	—	—	(5)	(5)

Increase (decrease) in cash and cash equivalents	686	(13)	(525)	148
Cash and cash equivalents at beginning of period	1,672	13	1,202	2,887

Cash and cash equivalents at end of period	$2,358	$—	$677	$3,035

Condensed Consolidating Statements of Operations For the Three Months Ended March 31, 2002

	Parent Company	Former Guarantor Subsidiaries	Former Non- Guarantor Subsidiaries	Eliminations	Total Company
Revenues
Sales	$801	$15	$767	$—	$1,583
Service, outsourcing and rentals	1,167	12	832	—	2,011
Finance income	76	86	127	(25)	264
Intercompany revenues	72	7	123	(202)	—

Total Revenues	2,116	120	1,849	(227)	3,858

Costs and Expenses
Cost of sales	487	12	561	(38)	1,022
Cost of service, outsourcing and rentals	658	12	492	—	1,162
Equipment financing interest	15	34	68	(25)	92
Intercompany cost of sales	66	1	95	(162)	—
Research and development expenses	207	11	15	(3)	230
Selling, administrative and general expenses	718	13	438	—	1,169
Restructuring and asset impairment charges	80	—	66	—	146
Other (income) expenses, net	1	(11)	108	—	98

Total Costs and Expenses	2,232	72	1,843	(228)	3,919

(Loss) Income before Income Taxes (Benefits), Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle	(116)	48	6	1	(61)
Income taxes (benefits)	(51)	24	4	—	(23)

Income (Loss) before Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle	(65)	24	2	1	(38)
Equity in net income of unconsolidated affiliates	3	3	5	—	11
Equity in net income of consolidated affiliates	11	—	—	(11)	—
Minorities’ interests in earnings of subsidiaries	—	—	—	(24)	(24)

Income (Loss) before Cumulative Effect of Change in Accounting Principle	(51)	27	7	(34)	(51)
Cumulative effect of change in accounting principle	(63)	—	(62)	62	(63)

Net Income (Loss)	$(114)	$27	$(55)	$28	$(114)

Condensed Consolidating Balance Sheets as of December 31, 2002
	Parent Company	Former Guarantor Subsidiaries	Former Non- Guarantor Subsidiaries	Eliminations	Total Company
Assets
Cash and cash equivalents	$1,672	$13	$1,202	$—	$2,887
Accounts receivable, net	714	20	1,338	—	2,072
Billed portion of finance receivables, net	341	—	223	—	564
Finance receivables, net	392	374	2,322	—	3,088
Inventories	692	3	544	(8)	1,231
Other current assets	554	285	413	(66)	1,186

Total Current Assets	4,365	695	6,042	(74)	11,028

Finance receivables due after one year, net	712	651	3,990	—	5,353
Equipment on operating leases, net	200	—	265	(15)	450
Land, buildings and equipment, net	1,058	13	686	—	1,757
Investments in affiliates, at equity	32	41	555	—	628
Investments in and advances to consolidated subsidiaries	7,842	—	686	(8,528)	—
Other long-term assets	1,412	737	2,168	1	4,318
Intangible assets, net	360	—	—	—	360
Goodwill	491	296	777	—	1,564

Total Assets	$16,472	$2,433	$15,169	$(8,616)	$25,458

Liabilities and Equity
Short-term debt and current portion of long-term debt	1,880	410	2,087	—	4,377
Accounts payable	447	7	385	—	839
Other current liabilities	793	370	1,268	140	2,571

Total Current Liabilities	3,120	787	3,740	140	7,787

Long-term debt	4,791	1,442	3,561	—	9,794
Intercompany payables, net	3,304	(3,097)	(194)	(13)	—
Other long-term liabilities	2,856	7	832	7	3,702

Total Liabilities	14,071	(861)	7,939	134	21,283

Minorities’ interest in equity of subsidiaries	—	—	—	73	73
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	—	—	1,701	—	1,701
Preferred stock	550	—	—	—	550
Deferred ESOP benefits	(42)	—	—	—	(42)
Common stock, including additional paid-in capital	2,739	2,632	4,995	(7,627)	2,739
Retained earnings	1,025	665	2,181	(2,846)	1,025
Accumulated other comprehensive loss	(1,871)	(3)	(1,647)	1,650	(1,871)

Total Liabilities and Equity	$16,472	$2,433	$15,169	$(8,616)	$25,458

Condensed Consolidating Statements of Cash Flows For the Three Months Ended March 31, 2002

	Parent Company	Former Guarantor Subsidiaries	Former Non-Guarantor Subsidiaries	Total Company
Net cash provided by operating activities	$59	$57	$27	$143
Net cash used in investing activities	(24)	(4)	(39)	(67)
Net cash provided by (used in) financing activities	788	(54)	(30)	704
Effect of exchange rate changes on cash and cash equivalents	—	—	(23)	(23)

Increase (decrease) in cash and cash equivalents	823	(1)	(65)	757
Cash and cash equivalents at beginning of period	2,414	1	1,575	3,990

Cash and cash equivalents at end of period	$3,237	$—	$1,510	$4,747

11.	Subsequent Events

France Securitization with Merrill Lynch

In April 2003, we signed a four-year agreement with Merrill Lynch, whereby the majority of lease receivables in France will be financed through ongoing securitizations based on new lease originations. The new agreement is in addition to the $362 received from Merrill Lynch in the fourth quarter 2002 and calls for the provision of funding through 2007 of up to 350 million Euros outstanding at any time. The agreement will become effective in June 2003 and allows for Merrill Lynch to securitize our lease receivables at over-collateralization rates of approximately 10 percent.

Payment of Convertible Debt due 2018

As of March 31, 2003 we had $560 of convertible debt due 2018. This debt, which is included in the second quarter 2003 debt maturities, contained a put option exercisable on April 21, 2003 that required us to purchase any debenture, at the option of the holder, at the then outstanding value. Consequently, on April 21, 2003, nearly all of the outstanding debentures were put back to us and were settled in cash on April 22, 2003.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant
has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

                                           XEROX CORPORATION

                                               /s/ GARY R. KABURECK
                                               --------------------
                                               By: GARY R. KABURECK
                                                   Vice President and
                                                   Chief Accounting Officer

Date: July 23, 2003